Exhibit 10.1

Item 9.01 (d) Exhibits

LETTER AGREEMENT BETWEEN GLOBAL TECH INDUSTRIES GROUP, INC.

AND MY RETINADOCS, LLC

Re:	Letter Agreement Regarding Proposed Business Combination of Global Tech Industries Group, Inc. and My RetinaDocs LLC.

Dear Dr. Calderon:

Global Tech Industries Group, Inc., a Nevada corporation (“GTII”), is pleased to inform Dr. Vincente Calderon, O.D. (“Dr. Calderon”) and Mario Calderon (“M. Calderon”) of its agreement set forth herein (the “Agreement”) to engage in a business combination with Dr. Calderon and M. Calderon pursuant to which My RetinaDocs LLC (“My Retina”) will become a wholly-owned subsidiary of GTII, and the shareholders/members of My Retina (the “My Retina Shareholders”) will acquire 350,000 shares of newly issued common stock of GTII (the “GTII Common Stock”), subject to the terms and conditions set forth herein. This letter agreement between GTII, My Retina and the My Retina Shareholders evidences the terms and conditions of the contemplated transactions (the “Transaction”).

The completion of a two-year audit of My Retina, inclusive of the starting balance sheet as of January 1, 2021 (the “Audited Financial Statements”), by an auditor that is subject to the public corporation accounting oversight board (“PCAOB”), acceptable to GTII shall be a condition precedent to GTII’s obligation (but not to My Retina’s obligation) to Close the Transaction, waivable by GTII in its sole and absolute discretion. As such, this Agreement is legally binding on the parties and will be in full force and effect as of the date on which it is executed by duly authorized representatives of both GTII and My Retina.

This Agreement is intended to be a definitive binding agreement between GTII, My Retina and the My Retina Shareholders. Prior to the closing of the Transaction (“Closing”), which the parties intend to accomplish within thirty (30) days of the date by which all parties to this Agreement execute this Agreement, subject to certain conditions to Closing at specified in Section 4 of this Agreement. GTII may amend its Articles of Incorporation to increase its authorized common stock and its authorized preferred stock, in each case to such other number of shares as is determined by GTII in its sole discretion. GTII may in its sole discretion seek, but is not obligated, to raise capital (the “Offering”) for (a) My Retina’s and GTII’s business, (b) to reimburse My Retina and GTII for their Transaction costs, and (c) to pay the costs to be incurred to audit My Retina’s financial statements for fiscal years 2019 and 2020, as determined by mutual agreement of GTII, the My Retina Shareholders and My Retina before the Offering. GTII, My Retina and the My Retina Shareholders agree to cooperate in the preparation of the private offering materials for the above-described Offering when it occurs. All parties to this Agreement acknowledge and agree that there is no guarantee as to whether or not GTII will be able to raise any capital in the Offering. If the Offering is conducted before the Vesting Date (as hereinafter defined) and by My Retina rather than by GTII, then all investors in the Offering will be given the right at a later date to exchange their shares of the subsidiary for newly issued shares of GTII common stock at a discount to market price, determined by agreement of GTII and the My Retina Shareholders, or in the absence of such agreement, by GTII in good faith.

1. The Transaction. My Retina and Dr. Vincent Calderon and Mario Calderon, the shareholders and 100% owners of My Retina (the “My Retina Shareholders”), hereby agree with GTII that at the Closing of the Transaction, the My Retina Shareholders will convey and transfer to GTII, free and clear of all liens, encumbrances or claims, good title to all of the shares of the issued and outstanding capital stock of My Retina owned by the My Retina Shareholders, which is, and at the Closing will be, 100% of the total issued and outstanding shares of My Retina capital stock (collectively, the “My Retina Shares”). In consideration for the My Retina Shares, GTII will at the Closing covenant to issue to the My Retina Shareholders, on a date (the “Vesting Date”) within one hundred and eighty (180) days after the date of the Closing, the GTII Common Stock, free and clear of any liens, encumbrances or claims other than the standard Rule 144 restrictive transfer provisions, and any other provisions contained in this Agreement. The GTII Common Stock will bear the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED AND QUALIFIED PURSUANT TO THE APPLICABLE PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION APPLIES. THEREFORE, NO SALE OR TRANSFER OF THIS SECURITY SHALL BE MADE, NO ATTEMPTED SALE OR TRANSFER SHALL BE VALID, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE ANY EFFECT TO ANY SUCH TRANSACTION UNLESS (A) SUCH TRANSACTION HAS BEEN DULY REGISTERED UNDER THE ACT AND QUALIFIED OR APPROVED UNDER APPROPRIATE STATE SECURITIES LAWS, OR (B) THE ISSUER HAS FIRST RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION, QUALIFICATION OR APPROVAL IS NOT REQUIRED.”

Dr. Calderon will have the primary authority and responsibility to manage My Retina and its business while My Retina is owned by GTII. Dr. Calderon covenants and warrants to use his best efforts to achieve minimum gross sales of no less than the gross sales realized in calendar year 2020. For a period of two (2) calendar years after the Closing, the My Retina Shareholders will be entitled to receive pro-rata performance-based bonusses for increase in gross sales, in the form of GTII common stock. The amount of GTII common shares to be issued as a bonus will be determined, in good faith, by GTII, not to exceed 1,000,000 shares.

GTII covenants not to take any action that would change the officers or directors of My Retina without the prior written consent of My Retina’s Chief Executive Officer. My Retina and the My Retina Shareholders agree that they will not offer for sale any GTII stock issued to them until the expiration of 12 months subsequent to the issuance date. Nothing herein shall be considered a bar to the participation of any My Retina officer, director, or My Retina Shareholder from participating as a seller in a public offering. If GTII determines to conduct an offering of its securities under the exemption from registration available pursuant to Regulation A+ of the Securities Act of 1933, as amended, to raise capital, My Retina and the My Retina Shareholders agree to fully cooperate with GTII to enable it to make such an offering successful.

My Retina represents and warrants that all its current shareholders are “accredited investors” as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, and that neither My Retina nor any Shareholders, officer, director, employee or other affiliate of My Retina is a “bad actor” as defined in Rule 506(d) of Regulation D of the Securities Act of 1933, as amended. My Retina covenants to use its best efforts to cause its shareholders to approve and participate in the Transaction or otherwise the Transaction will be cancelled.

After the execution of this Agreement and until Closing, the public reporting costs and Transaction costs of GTII and My Retina will be borne as follows: 100% by GTII (except that My Retina will be 100% responsible for auditing costs associated with the Audited Financial Statements). After the Closing, such costs shall be borne 100% by GTII.

2. Board of Directors and Executive Officers. On the Closing, Dr. Calderon will be appointed as one of the three (3) new directors and the Chief Executive Officer of a GTII subsidiary (the “My Retina Sub”), as well as assuming and confirming his positions with My Retina as provided in this Section 2. Furthermore, at Closing, GTII, as the parent company and 100% owner of My Retina, will cause the My Retina Sub to appoint: (i) Dr. Calderon as the director, Chief Executive Officer, and President of the Board of Directors of the My Retina Sub; (ii) two directors to be nominated by GTII.

The parties agree to cause My Retina to enter into an employment agreement with Dr. Calderon and M. Calderon at the Closing that is reasonably acceptable to the parties to this Agreement. Failure to negotiate in good faith, or the failure to enter into said employment agreement, shall be grounds for terminating this Agreement. Dr. Calderon and M. Calderon covenant to perform, for the My Retina Sub, those substantially similar obligations and responsibilities as performed by them for My Retina prior to closing, with substantially similar compensation from the My Retina Sub as received from My Retina prior to closing. Dr. Calderon and M. Calderon agree not to open and operate any new other business, unless expressly agreed upon in writing by GTII or appearing in any employment agreement between My Retina and either Dr. Calderon or M. Calderon, while employed by the My Retina Sub. Dr. Calderon and M. Calderon represent and warrant that My Retina constitutes 100% of the business conducted by My Retina.

Dr. Calderon and M. Calderon acknowledge that the rights, duties, and consideration contemplated herein are personal to them, and they may not assign and/or sublicense this agreement, or the rights or obligations thereunder, to any other party without the written consent of GTII. Unless otherwise agreed in writing between GTII and Dr. Calderon or M. Calderon, in the event that during the first 12 months after the Closing, Dr. Calderon or M. Calderon cease to perform their managerial services for My Retina and/or GTII in accordance with their duties to those companies as provided in their employment agreements with My Retina and this Agreement, or their employment agreements with My Retina are terminated by either Dr. Calderon or M. Calderon without GTII’s consent and without cause (i.e., GTII has not materially breached the Agreement and failed to cure it), then My Retina and the My Retina Shareholders shall be deemed to have breached this Agreement, and GTII will have the right, exercisable in its sole and absolute discretion, to (i) terminate and rescind the Agreement, (ii) recover all of its capital stock issued to the My Retina Shareholders under the Agreement, (iii) return the My Retina Shares to the My Retina Shareholder, and (iv) assert claims against My Retina and the My Retina Shareholders for damages and other remedies at law or in equity. The My Retina Shareholders will thereafter, and promptly, return all shares of the GTII Common Stock issued to them under this Agreement, properly endorsed for transfer to GTII or to a designee of GTII, upon a demand by GTII for such return in the event of a breach of this Agreement.

3. Timing. Upon execution of this Agreement by all parties, My Retina will provide GTII with all information and make available all My Retina personnel and stockholders required by GTII to complete its due diligence of My Retina, its management and its shareholders, and the completion of the Audited Financial Statements. My Retina hereby represents and warrants that it has completed its due diligence of GTII and is satisfied with the same. Upon satisfactory completion by GTII of its due diligence of My Retina, GTII and My Retina and the My Retina Shareholders will then proceed to Closing, subject to the rights, obligations, and provisions of the second paragraph of the introduction portion of this Agreement relating to the Audited Financial Statements.

4. Conditions of Closing. The Closing of the Transaction is subject to the following conditions in addition to those otherwise described in this Agreement: (i) prior to or at the Closing, GTII will have no debts or other liabilities, except as contemplated by Paragraph 5 of this Agreement or those incurred in the ordinary course of business of GTII and reported in its financial statements; (ii) all governmental, regulatory, and third party consents and approvals necessary or desirable to facilitate consummation of the Transaction will have been obtained, (iii) GTII’s satisfaction, which satisfaction GTII must confirm in writing prior to the Closing, with a full and complete due diligence investigation of all available information regarding My Retina including financial, business and legal affairs; (iv) execution of consents by the holders of 100% of the outstanding shares of My Retina to the Transaction; (v) transfer of ownership to GTII of 100% of the outstanding shares of My Retina, free and clear of any liens, claims and encumbrances; (vi) receipt by each party to this Agreement of a written representation from the other party hereto that no material adverse change has occurred to the representing party between the date of execution of this Agreement and the Closing of the Transaction; and (vii) approval of the Transaction by the Boards of Directors of My Retina and GTII, respectively. Neither GTII nor My Retina is aware of any outstanding agreement by which either of them is bound which confers on any party the right to prevent the Closing of the Transaction. If the Closing of the Transaction does not occur by June 30, 2021 (subject to the right of the parties to this Agreement to extend this date by mutual written agreement), through no fault of any party to this Agreement, then any party hereto may terminate this Agreement by written notice to the other parties for any reason or no reason. A party who is at fault for delaying the Closing shall have no right to terminate the Agreement. A failure by My Retina to deliver the Audited Financial Statements to GTII by July 31, 2021 shall be deemed to be the fault of My Retina.

5. Debts of GTII. GTII represents and warrants that it will have no debts outside the ordinary course of its business at the Closing other than up to approximately $2 million (as reflected on its current financial statements) that GTII has not yet settled or converted to equity (collectively, “Unsettled Debt”). The settlement of these debts may involve a temporary extension of their maturity dates. The risk of claims for the remaining Unsettled Debt and any other liability of GTII arising prior to the Closing (collectively, “Other Pre-Closing Debt”), will be borne by GTII. GTII will negotiate settlements or otherwise effect cancellations of such debts in good faith.

6. Pre-Closing Cooperation. From the date of execution of this Agreement until the Closing of the Transaction, each party agrees to provide the other party and its designated representatives with access to all reasonably relevant information regarding the party that the other party requests.

7. Expenses. Subject to Paragraph 2 of this Agreement, each party will bear its own expenses in connection with the Transaction until the Closing, including without limitation, legal and accounting fees, which will be reimbursed from the proceeds of the Offering to the extent feasible.

8. Confidentiality. Any information, including but not limited to data, business information (including customer and investor lists and prospects), technical information, computer programs and documentation, programs, files, specifications, drawings, sketches, models, samples, tools or other data, oral, written, digital or otherwise (hereinafter called “Information”), furnished or disclosed by one party to the other party for the purpose of the Transaction, will remain the disclosing party’s property until the Closing of the Transaction, at which time all such Information will become the property of GTII. All copies of such Information in written, graphic or other tangible form must be returned to the disclosing party immediately upon written request if the Transaction is not consummated. Unless such Information was previously known to receiving party free of any obligation to keep it confidential or has been or is subsequently made public by the disclosing party or a third party, it must be kept confidential by the receiving party, will be used only in performing due diligence and other actions for the Transaction, and may not be used for other purposes except upon such terms as may be agreed upon between My Retina and GTII in writing.

9. Exclusivity. In consideration hereof and of the time and resources that GTII will devote to the Transaction, My Retina agrees that until one hundred and eighty (180) days from the date of the execution of this Agreement by both parties to it (such date, the “End of the Exclusivity Period”), My Retina and its affiliates, directors, officers, employees, representatives and agents will not, directly or indirectly, solicit, initiate, enter into or continue any discussions or transactions with, or encourage, or provide any Information to any person or entity (other than to GTII or its designees), concerning any merger, business combination or sale of its stock other than as contemplated in Paragraph 1 of this Agreement. My Retina represents that neither My Retina nor any of its affiliates is party to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

10. Representations and Warranties of My Retina and the My Retina Shareholders

My Retina and the My Retina Shareholders represent and warrant to GTII as follows:

10.1 Power and Authority; Binding Nature of Agreement. My Retina and the My Retina Shareholders have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by My Retina and the My Retina Shareholders have been duly authorized by all necessary action on their part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of My Retina and the My Retina Shareholders. The transfer of the My Retina Shares by the My Retina Shareholders to GTII pursuant to this Agreement has been duly authorized and approved by the My Retina Board of Directors, and the My Retina Shares will remain outstanding and in full force and effect at the Closing with GTII as their owner.

10.2 Subsidiaries. Other than as set forth in this Agreement or disclosed to GTII in writing, there is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that My Retina directly or indirectly controls or in which My Retina directly or indirectly owns any equity or other interest.

10.3 Good Standing. My Retina (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

10.4 Charter Documents and Corporate Records. My Retina has delivered to GTII complete and correct copies or provided GTII with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of My Retina, including all amendments thereto, and (ii) the stock records of My Retina. My Retina is not in violation or breach of any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents.

10.5 Financial Statements.

(a) My Retina has delivered to GTII the following financial statements relating to My Retina prior to the Closing (the “My Retina Financial Statements”): (i) the audited balance sheet of My Retina as of December 31, 2019 and 2020 and the unaudited balance sheet as of March 31, 2021, and (ii) the audited statements of income for the years ended December 31, 2019 and 2020 and the unaudited statements of income for the months ended March 31, 2021, as well as the unaudited statements of retained earnings and shareholders’ equity. Except as stated therein or in the notes thereto, the My Retina Financial Statements: (a) present fairly the financial position of My Retina as of the respective dates thereof and the results of operations and changes in financial position of My Retina for the respective periods covered thereby; and (b) have been prepared in accordance with My Retina’s normal business practices applied on a consistent basis throughout the periods covered.

(b) My Retina and the My Retina Shareholders have made available to GTII a true and complete copy of each material agreement and related documents made by My Retina since January 1, 2019 (the “My Retina Documents”).

10.6 Capitalization. The authorized capital stock of My Retina consists of 200 shares of common stock, having no par value per share, of which 200 shares are issued and outstanding as of the date of execution of this Agreement. No shares of preferred stock have been designated, issued, or authorized. All the outstanding shares of the capital stock of My Retina are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

10.7 Absence of Changes. Except as otherwise set forth on Schedule 10.7 hereto, there has not been any material adverse change in the business, condition, assets, operations or prospects of My Retina and no event has occurred or, to My Retina’s knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of My Retina, other than the transfer to GTII by My Retina of all contractual obligations and related rights for the delivery of services, materials, warranty obligations, and delivery costs pertaining to contracts that are, as of the date of this Agreement, a work in progress or in the process of fulfillment or delivery, or that have not been completed at the time of the Closing, or which have been entered into after the date of this Agreement, including without limitation the right to cash flow from those contracts.

10.8 Absence of Undisclosed Liabilities. My Retina has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the My Retina Financial Statements as of March 31, 2021, except for obligations incurred in the ordinary and usual course of business consistent with past practice.

10.9 Corporation Status. My Retina is identified as a “C” corporation, organized under the laws of the State of New York, having a unique New York identifier of 4599591.

10.10 Conflict of Interest Transactions. Except as otherwise set forth in Schedule 10.10, no past or present Shareholders, director, officer or employee of My Retina or any of their affiliates (i) is indebted to, or has any outside financial, business or contractual relationship or arrangement with My Retina, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by My Retina or pertains to the of My Retina business.

10.11 Litigation. Except as may be disclosed in the My Retina Documents, there is no actual action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to My Retina’s knowledge, threatened against or with respect to My Retina which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of My Retina, or (ii) challenges or would challenge any of the actions required to be taken by My Retina under this Agreement. To My Retina’s knowledge, there exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

10.12 Approvals. My Retina has provided GTII with a complete and accurate list of all jurisdictions in which My Retina is authorized to do business, including any required authorization, consent or approval of, or registration or filing with, any governmental authority that is required to be obtained or made by My Retina in connection with the execution, delivery or performance of this Agreement, including the conveyance to GTII of the My Retina Shares.

10.13 Brokers or Finders. My Retina has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to My Retina’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

10.14 Representations True on Closing Date. The representations and warranties of My Retina set forth in this Agreement are true and correct on the date hereof and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. GTII’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by My Retina or My Retina Shareholders.

10.15 Tax Advice. My Retina and My Retina Shareholders hereby represent and warrant that they have sought their own independent tax advice regarding the transactions contemplated by this Agreement and neither My Retina nor My Retina Shareholders have relied on any representation or statement made by GTII or its representatives regarding the tax implications of such transactions.

10.16 Non-Contravention. To best of the My Retina Shareholders’ knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the My Retina Shareholders or My Retina.

11. Representations and Warranties of GTII.

GTII represents and warrants to My Retina and the My Retina Shareholders as follows:

11.1 Power and Authority; Binding Nature of Agreement. GTII has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by GTII have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of GTII.

11.2 Approvals. To GTII’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by GTII in connection with the execution, delivery or performance of this Agreement.

11.3 Representations True on Closing Date. To GTII’s knowledge, the representations and warranties of GTII set forth in this Agreement are true and correct on the date hereof and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

11.4 Non-Distributive Intent. The My Retina Shares being purchased by GTII pursuant to this Agreement are not being acquired by GTII with a view to the public distribution or sale of them.

11.5 Non-Contravention. To the best of GTII’s knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of GTII.

11.6 Buyer is an Accredited Investor. GTII is (i) an “accredited investor” as that term is defined in Rule 501 of the Act, and (ii) experienced in making investments of the kind described in this Agreement and the related documents, and (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by My Retina or any of its affiliates or selling agents), to protect its own interests in connection with the Transactions described in this Agreement and the related documents.

11.7 Certificate of Designation. The My Retina Shareholders has reviewed the Certificate of Designation of GTII, a copy of which has been furnished to them, and she is satisfied with it.

12. Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period after the Closing Date equal to the applicable statute of limitations for such matters under applicable state law.

13. Indemnification.

(a) GTII agrees to indemnify, defend and hold harmless My Retina against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by GTII, arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by GTII under this Agreement.

(b) My Retina and the My Retina Shareholders agree to indemnify, defend and hold harmless GTII against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by GTII, arising, resulting from or relating to any breach of, or failure by My Retina and the My Retina Shareholders to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by GTII under this Agreement.

14. Entire Agreement. This Agreement constitutes the entire understanding among My Retina, GTII, and their respective affiliates, and supersedes all prior communications, agreements, and understandings, written or oral, with respect to the Transaction.

15. Governing Law. This Agreement will be enforced in the courts of and governed by the laws of the State of Nevada and will bind and inure to the benefit of the parties and their respective successors and assigns. The venue for any legal proceedings under or relating to the Agreement shall be in the appropriate forum in the County of New York, State of New York, or a federal court which sits in the State of New York.

16. General. If the requisite agreements and other documents for a Closing are not executed by My Retina and GTII by the End of the Exclusivity Period or later if mutually agreed to in writing by all parties, all obligations of the parties under this Agreement, other than the provisions of Paragraphs 7, 8, and 9, will automatically terminate and be of no further force and effect.

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

18. Rights Cumulative. All rights and remedies under this Agreement are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance of performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

19. Legal Counsel. The parties acknowledge and agree that current legal counsel for GTII, Richardson & Associates (“Counsel”), represents only GTII for the preparation and negotiation of the Agreement, and for any other matter relating to the Transaction, including without limitation the Offering, if one occurs.

20. Injunctive Relief.

20.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement and agrees that in the event of any breach of any such covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

20.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

21. Further Assurances. Following the Closing, the My Retina Shareholders shall furnish to GTII such instruments and other documents as GTII may reasonably request for the purpose of carrying out or evidencing the Transaction contemplated hereby.

22. Waivers. If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

23. Successors and Assigns. Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

24. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

25. Assignment. Except in the case of an affiliate of GTII, this Agreement may not be assignable by any party without prior written consent of the other parties.

26. Publicity. Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for GTII to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior written approval of GTII; provided, however, that such approval will not be unreasonably withheld.

If the foregoing is in accordance with your understanding, please sign this Agreement in the space indicated below and return it to us for receipt no later than 8:00 p.m. (Eastern Standard Time) on April 30, 2021 (the “Execution Date”), whereupon this Agreement will become a binding obligation between the parties to the extent provided herein. Furthermore, please send an original executed counterpart of this Agreement to us by email.

[Signature Page to Follow]

[Remainder of this Page Intentionally Left Blank]

Sincerely,

Global Tech Industries Group, Inc.

By:	/s/
Kathy M. Griffin, President
Dated: April 30, 2021

By:	/s/
Frank Benintendo, Secretary and Vice-Chairman
Dated:	April 30, 2021

ACKNOWLEDGED AND AGREED:

My RetinaDocs LLC

By:	/s/
Dr. Vincente Calderon, Managing Member
Dated:	April 30, 2021

My RetinaDocs LLC Members

By:	/s/
Dr. Vincente Calderon, My RetinaDocs LLC Member Owning
50% of its Equity Interest
Date:	April 30, 2021
Email:	vincente@aspirehs.com

By:	/s/
Mario Calderon, My RetinaDocs LLC Member Owning
50% of its Equity Interest
Date:	April 30, 2021
Email:	mario@aspirehs.com

Schedule 10.7

Material Changes Expected to Occur

1.

2.

3.

4.

Schedule 10.10

Conflicts

The following shall constitute all prior relationships between GTII or its representatives, and My Retina or its representatives. My Retina and My Retina Shareholders acknowledge and waive any potential conflicts that may have arisen, or may arise, as by results of said prior relationship.

1.

2.

3.